Exhibit 10.25.1

Report of Petrotech Engineering Ltd.

PETROTECH ENGINEERING LTD.

7536 Manzanita Place, Burnaby, B. C., Canada V3N 4X1 Phone: (604) 525 6896

Email: johnyu@axion.net

March 28, 2013

Ref: 13 - 15

Osage Exploration and Development, Inc.

2445 5th Avenue, Suite 310

San Diego, California, USA 92101

Attention: Norman Dowling, CFO

Sir:

Re:	Evaluation of the Interests of Osage Exploration and Development, Inc. in the
Guaduas Field in the Middle/Upper Magdalena Valley, Onshore Colombia

At your request, we have prepared an engineering and economic evaluation of the interests of Osage Exploration and Development, Inc. (here-in-after referred to as the “Company”) in the Guaduas Field with proved and probable oil and gas reserves in Colombia. Cimarrona, LLC owns a 9.4% working interest in the Guaduas Field subject to 20% royalty payable to Ecopetrol. The operator is Pacific Rubiales Energy Corp. Cimarrona, LLC is a wholly-owned subsidiary of the Company. The evaluation is prepared using an effective date of December 31, 2012. The purpose of this evaluation is to provide information for the annual filing with the United States Securities and Exchange Commission.

This evaluation uses the definitions of reserves and resources of the Society of Petroleum Engineers in 2007 (see Definitions of Reserves). The net cash flow is calculated at constant prices and costs on the reserves, to all future time and after deduction of the capital costs, royalties but before deduction of income tax. All cash flow data is in U. S. dollars. A summary of the Company’s net share of proved producing, non-producing, undeveloped and probable reserves and net share of the future present worth net cash flow, discounted at 0, 5, 10, 15, and 20% before income tax, is presented as follows:

Onshore Colombia

	Heavy Oil Reserves			Gas Reserves				Before Tax NPV @
	100%	Gross	Net	100%	Gross	Net	0%	5%	10%	15%	20%
Reserve Category	Mbbl	Mbbl	Mbbl	MMcf	MMcf	MMcf	M$	M$	M$	M$	M$
Proved Producing	1,299	135	108	3,266	307	246	7300	6,287	5,510	4,900	4,413
Probable Undeveloped	1,253	118	94	0	0	0	5,571	4,737	4,073	3,537	3,099
Total Proved & Probable	2,552	253	202	3,266	307	246	12,871	11,024	9,583	8,437	7,512

Figures of the reserve data and net present values may be rounded off.

Details of the proved producing, non-producing, undeveloped and probable reserves together with the net present values discounted at 0, 5, 10, 15, and 20% are shown in Summary Table 1. The gross reserve is the Company’s share of production before royalties and the net reserve is the Company’s share of production after deduction of royalties. The royalties on the oil are paid in kind for Colombia.

The average oil price for the Guaduas Field was $104.92 based on the average sales price per month and the weighted average gas price was $4.82 per Mcf based on $779,844 received for 161,594 Mcf of gas sold at year-end 2012 (See Constant Oil and Gas Prices).

At this time, the operator intends to drill the development wells as per schedule. No more exploration target has been identified at this time and no exploration drilling is anticipated. Although the Ecopetrol’s Association Contract has a provision to back-in for 50% of the production after the deduction of royalties, this most likely may not happen because no exploration is anticipated in the future.

The estimated net present values do not represent a fair market value. The abandonment costs of the wells are normally incorporated at the end of the economic life. The recoverable proved and probable reserves are estimated using production decline methods, volumetric data, well performance and well spacing in the immediate area of each entity (see production plots). In reviewing the reserves estimates provided, it should be understood that there are inherent uncertainties and limitations with both the database available for analysis and the interpretation of such engineering and geological data. The judgments used in assessing the reserves are considered reasonable given the knowledge of the property reviewed. Our estimates are prepared using standard geological and engineering methods generally accepted by the petroleum industry, and the reserves definitions and standards required by the United States SEC. The method or combination of methods used is based on our professional judgment and experience. Estimates may change substantially as additional data from ongoing development activities and production performance becomes available and as economic conditions impacting oil and gas prices and costs change. Field inspections of the properties were not conducted and not considered necessary in view of information available from public information and records and data provided by the Company. All procedures and methods have been considered under the circumstances to prepare this report.

If additional information is required, please advise.

Respectfully Submitted,

Petrotech Engineering Ltd.

/s/ John Yu

John Yu, P. Eng.